CVG Announces New Structure to Support Market-Focused Strategy NEW ALBANY, Ohio, January 7, 2025 (GLOBE NEWSWIRE) -- Commercial Vehicle Group (the “Company” or “CVG”) (NASDAQ: CVGI), a diversified industrial products and services company, today announced that its Board of Directors has authorized the Company to implement a new organizational structure designed to enhance alignment with its customers and end markets, effective January 1, 2025. Under this new structure, CVG will reorganize its vertical business units into the following three operating divisions and reporting segments. • Global Electrical Systems • Global Seating • Trim Systems and Components As part of this realignment, the Company’s Aftermarket & Accessories business unit will be absorbed in these three segments. Its seating and electrical portfolio will transition to Global Seating and Global Electrical Systems, respectively. Its wiper systems will become part of the newly formed Trim Systems and Components business unit in addition to the trim and components businesses from the prior Vehicle Solutions segment. Russell Ketteringham will lead the seating business as President, Global Seating, transitioning from President, Global Vehicle Solutions. Donald Fishel will lead the new trim systems and components business as President, Trim Systems and Components in addition to his Business Development responsibilities. Peter Lugo will continue to lead the Electrical Systems segment. In 2024, CVG streamlined its operating model and lowered its cost profile as part of its strategic portfolio rationalization. CVG expects this new structure to enhance clarity and focus, with each business unit positioned to deliver on its specific strategic and operational objectives while executing initiatives to advance key priorities. The realignment better positions CVG for future growth, while lowering corporate and administrative costs to align with the company’s current revenue profile. “This new organizational structure is an important step in our transformation to become a more agile company that puts our customers and our markets first,” said James Ray, President, and CEO of CVG. “We anticipate that our new structure will accelerate our operational momentum and drive higher growth through a product-focused, customer-centric enterprise strategy.” CVG expects to begin reporting results under the new reportable segment structure beginning with the first quarter 2025 results, and the Company expects to provide historical quarterly segment results under the new structure at that time as well. About CVG At CVG, we deliver real solutions to complex design, engineering and manufacturing problems while creating positive change for our customers, industries, and communities we serve. Information about CVG and its products is available at www.cvgrp.com. Exhibit 99.1

Investor Relations Contact: Ross Collins or Stephen Poe Alpha IR Group CVGI@alpha-ir.com Media Contact: Patrick Woolford Director, Communications Patrick.Woolford@cvgrp.co